Exhibit 99.1

SRM Entertainment Announces Licensing Agreement with

Toonz Media Group and Zoonicorn LLC for Pre-School Brand Zoonicorn

New Zoonicorn Branded Consumer Products From SRM Entertainment to Be

Available Beginning Fall, 2022

JUPITER, FL / August 17, 2022 – Jupiter Wellness, Inc. (Nasdaq: JUPW) today announced that its SRM Entertainment division has entered into a multi-year global licensing agreement with Los Angeles-based Zoonicorn, the multiplatform animated preschool brand from Zoonicorn, LLC and Toonz Media Group.

SRM Entertainment has entered into an agreement to use Zoonicorn with its proprietary Sip With Me children’s cup line of products. SRM will develop a full line of Sip With Me Cups for the Zoonicorn franchise. The Sip With Me Zoonicorn line is expected to launch at retailers in the Spring of 2023.

Zoonicorn recently announced the debut of the CGI series on streaming platforms across the world. The 52x7’ series is now available on NBCU’s kids OTT platform Peacock (USA). Other platforms include Kidoodle (USA), Astro (Malaysia), Truecorp (Thailand), La Teletuya (Venezuela), and Viu (Hong Kong).

Toonz Entertainment, the distribution wing of Toonz, has also signed distribution sub-agent deals to represent the show in multiple territories around the world. Toonz has granted L&M representation to BRAND-WARD Services for UK and Ireland; Team Entertainment for Italy; Dynamic Brand for Argentina, Paraguay, Uruguay, Bolivia, and Peru; and Empire Multimedia for Indonesia, Philippines, Singapore, Malaysia, Thailand, Vietnam, China, Taiwan, and Hong Kong.

A magical mix of zebra and unicorn, the Zoonicorns inhabit the dreams of young animals, taking them on amazing adventures to help them learn important social-emotional skills. When the dream is over, the young animal wakes up feeling self-confident with the decision-making skills necessary to overcome whatever challenges they are facing. The Zoonicorns cleverly guide each dreamer through a whirlwind of fun-loving adventures, tackling obstacles, balancing emotions, and discovering important life lessons along the way. At the heart of every solution is the one important truth—the power to solve any problem is inside of them.

Multi-Emmy Award-winner Mark Zaslove (Winnie the Pooh, Lazytown, Bob The Builder) serves as showrunner and lead writer/editor for the series. The Zoonicorn creative team also includes Stephen Senders (Inspector Gadget, Cloudy With a Chance of Meatballs, Max & Ruby); Annie Girard (Donald Duck’s Three Caballeros, Club Penguin for Disney); and the multi-Emmy Award-winning team of Dennis Haley & Marcy Brown (Kong, King of the Apes, Lego Friends, Dinosaur Train); The music of the show has been composed by Emmy Award-winning composer Rich Dickerson.

About SRM Entertainment

SRM Entertainment is a leading design & manufacturing company of innovative toys, souvenirs, plush, and gifts. We partner with the largest entertainment and theme parks across the world, to produce licensed, exclusive, high-quality toys, souvenirs, and gift products. With 30-plus years in the industry, we have secured a top-rated reputation working with factories with excellent safety records.

About Jupiter Wellness

We support health and wellness through the research and development of over-the-counter (OTC) products and intellectual property. Our product pipeline addresses a range of conditions, including hair loss, eczema, burns, and sexual wellness. Revenue is generated through the sales of OTC and consumer products, contract research agreements, and licensing royalties.

About Toonz Media Group

Toonz is a 360-degree media powerhouse with over two decades of unparalleled experience and one of Asia’s most active animation production studios (over 10,000 minutes of 2D and CGI kids and family content per year). Having worked with the world’s leading entertainment studios, channels, and networks including Marvel, Nickelodeon, Turner, Disney, Netflix, Dreamworks, Lionsgate, 20th Century Fox, Paramount, Sony, Universal, BBC, Amazon, Google, Hulu, HBO, CMG and Exodus Film Group, Toonz has to its credit several animations and live-action series, as well as feature films. Toonz has produced some of the most highly-rated international shows such as Wolverine and The X-men with Marvel, Speedracer Next Generation with Lionsgate, Mostly Ghostly with Universal, Playmobil with Sony, Dragonlance with Paramount Pictures, Freefonix with BBC, Gummybear and Friends, and Fruit Ninja with Google and many more. Currently under production at Toonz is Paddypaws in partnership with celebrated creator Keith Chapman, JG and the BC Kids with renowned American actress Janet Hubert, Sunnyside Billy conceptualized by the legendary Olivier Jean-Marie and Pierre the Pigeon Hawk featuring a star voice-cast of Whoopi Goldberg, Will.i.am, Jennifer Hudson and Snoop Dogg. Toonz has also ventured into the NFT space by launching a first-of-its-kind NFT design lab – Toonz NFTLabs – in association with blockchain R&D company GuradianLink. www.toonz.co.

About Zoonicorn LLC

Launched by creator Mark Lubratt in 2015, Zoonicorn is a character-based pre-school entertainment property for kids ages 2-6. The Zoonicorns come to young animals in their dreams to help them feel safe and learn important lessons. Kids can download coloring pages and other activities at Zoonicorn.com. The Zoonicorn music videos can be watched on YouTube. Zoonicorn was voted one of the ‘One to Watch’ top five properties at the 2015 Licensing Expo. To learn about this entertaining property, visit http://www.zoonicorn.com. Background on the Zoonicorn curriculum goals can be found here.

Media Contact

Phone: 407-808-0569

Email: Taft@SRMentertainment.com

Investor Contact

Phone: 561-244-7100

Email: investors@jupiterwellness.com

Forward-Looking Statements

This communication contains forward-looking statements regarding Jupiter Wellness, including, the anticipated timing of studies and the results and benefits thereof. You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are based on each of the Company’s current plans, objectives, estimates, expectations, and intentions and inherently involve significant risks and uncertainties, many of which are beyond Jupiter Wellness’ control. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties and other risks and uncertainties affecting Jupiter Wellness, including those described from time to time under the caption “Risk Factors” and elsewhere in Jupiter Wellness’ Securities and Exchange Commission (SEC) filings and reports, including Jupiter Wellness’ Annual Report on Form 10-K for the year ended December 31, 2021, and future filings and reports by Jupiter Wellness. Moreover, other risks and uncertainties of which the combined company is not currently aware may also affect each of the companies’ forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. Investors are cautioned that forward-looking statements are not guarantees of future performance. The forward-looking statements made in this communication are made only as of the date hereof or as of the dates indicated in the forward-looking statements and reflect the views stated therein with respect to future events at such dates, even if they are subsequently made available by Jupiter Wellness on its website or otherwise. Jupiter Wellness undertakes no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in its expectations, or other circumstances that exist after the date on which the forward-looking statements were made.